EXHIBIT 5.1
[Patton Boggs LLP Letterhead]
February 3, 2006
Texas Capital Bancshares, Inc.
2100 McKinney Avenue
Suite 900
Dallas, TX 75201
Re: Texas Capital Bancshares, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Texas Capital Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) up to 400,000 shares of the Company’s Common Stock for issuance under the Company’s 2006 Employee Stock Purchase Plan (the “2006 Plan”) and (ii) up to 1,500,000 shares of the Company’s Common Stock for issuance under the Company’s 2005 Long-Term Incentive Purchase Plan (the “2005 Plan”) (collectively, the “Shares”).
     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and implementation of the 2006 Plan and 2005 Plan. Based on such review, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the 2006 Plan and the 2005 Plan, such Shares will be duly authorized, legally issued and nonassessable.
     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2006 Plan, the 2005 Plan or the Shares.

Very truly yours, Patton Boggs LLP